Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2016

Tontitown, Arkansas, February 7, 2017...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $722,842, or diluted and basic earnings per share of $0.11 for the fourth quarter of 2016, and net income of $11,100,901, or diluted earnings per share of $1.67 ($1.68 basic) for the year ended December 31, 2016. These results compare to net income of $3,232,616, or diluted and basic earnings per share of $0.45 for the fourth quarter of 2015, and net income of $21,435,891, or diluted earnings per share of $2.93 ($2.94 basic) for the year ended December 31, 2015.

Base revenue, which excludes fuel surcharge revenue, increased 5.2% to $94,240,713 for the fourth quarter of 2016 compared to $89,589,226 for the fourth quarter of 2015, while fuel surcharge revenue increased 10.0% to $14,113,334 for the fourth quarter of 2016 compared to $12,835,181 for the fourth quarter of 2015. As a result, total operating revenues increased to $108,354,047 for the fourth quarter of 2016 compared to $102,424,407 for the fourth quarter of 2015. For the twelve months ended December 31, 2016, base revenue, which excludes fuel surcharge revenue, increased 7.7% to $382,736,679 compared to $355,402,681 for the twelve months ended December 31, 2015, while fuel surcharge revenue decreased 18.7% to $50,115,605 for the twelve months ended December 31, 2016 compared to $61,647,740 for the twelve months ended December 31, 2015. As a result, total operating revenues increased 3.8% to $432,852,284 for the twelve months ended December 31, 2016 compared to $417,050,421 for the twelve months ended December 31, 2015.

Daniel H. Cushman, President of the Company, commented, “2016 was a very challenging year. Overcapacity in the industry resulted in sustained downward rate pressure while cost increases in our operating costs, particularly in the areas of employee health insurance and driver acquisition costs, continued to plague us throughout the year. The year-over-year increase in just these two costs was $7.3 million for the year and $1.6 million for this quarter and had a negative impact on our earnings per share of $0.69 for the year and $0.19 for this quarter. The increase in operating costs and our inability to pass these cost increases on through rate increases played a large part in our miss of profitability goals for the year. We did, however, meet the low end of our revenue growth goal as our base trucking revenue grew by almost 9% this year compared to the previous year.

“Early in 2016, we made a strategic decision to expand our footprint in the retail and manufacturing sectors and we are pleased with our progress. We saw the success of that strategy not just by our ability to begin participating in dedicated bids within this new customer base but also by our securing new dedicated business from within these sectors. We also experienced success during the fourth quarter in the spot market with this customer base. We expect that we will see future growth in dedicated business from within these two sectors.

“Our Expedited Division was especially challenged throughout the year, as this division is in large part a ‘substitute line-haul’ provider for less-than-truckload companies who have been negatively impacted by the same overcapacity issues that we have experienced on the truckload side. As a result, these carriers had enough capacity in their own fleets to haul available freight, which significantly reduced the demand for our expedited service offering. However, we did see growth in retail customers who required our expedited team service, and we believe this will carry over into 2017.

“The demand from automotive customers remained healthy throughout 2016 and we believe that we provide a premium service with unique expertise in this market and expect to see additional opportunities to grow this sector of our business in 2017. Much of the automotive demand relates to our Mexico Division, which remains strong in both growth and margin. We are also seeing new opportunities with new retail and manufacturing customers as well, most of which either have facilities or suppliers in Mexico.

“We did not reach the anticipated levels of growth in revenue or margin from our Logistics Division during 2016. While there was marginal improvement in both areas, we plan to be more aggressive in our approach during 2017 and feel that we are well-positioned to take advantage of any tightening of capacity that may occur.

“While our financial performance for 2016 fell short of our record-setting 2015 performance, we did make significant progress in many areas. We believe that 2016 can be summed up as a strong positioning year in which we grew divisions where we perform the best, added many new shippers with significant growth potential in new markets, reduced the average age of our tractor and trailer fleets to one of the newest in the industry, grew base trucking revenue by almost 9% and, despite the significant industry challenges, finished the year as one of the top four in the Company’s history from an earnings per share standpoint.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries

Key Financial and Operating Statistics

(unaudited)

	Quarter ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenue, before fuel surcharge	$94,240,713	$89,589,226	$382,736,679	$355,402,681
Fuel surcharge	14,113,334	12,835,181	50,115,605	61,647,740
	108,354,047	102,424,407	432,852,284	417,050,421

Operating expenses and costs:
Salaries, wages and benefits	28,745,912	26,910,459	112,235,691	105,942,384
Operating supplies and expenses	21,677,384	20,675,425	82,992,732	89,877,843
Rent and purchased transportation	40,179,903	36,304,819	158,298,583	134,187,353
Depreciation	10,102,387	8,593,580	39,113,795	32,346,438
Insurance and claims	4,474,285	4,069,103	16,631,843	15,314,863
Other	2,230,621	2,037,512	8,351,617	8,904,921
Gain on disposition of equipment	(749,584)	(1,142,149)	(4,700,384)	(5,753,529)
Total operating expenses and costs	106,660,908	97,448,749	412,923,877	380,820,273

Operating income	1,693,139	4,975,658	19,928,407	36,230,148

Interest expense	(982,206)	(825,113)	(3,641,196)	(2,817,951)
Non-operating income	281,619	1,130,400	1,484,741	1,515,772

Income before income taxes	992,552	5,280,945	17,771,952	34,927,969
Income tax expense	269,710	2,048,329	6,671,051	13,492,078

Net income	$722,842	$3,232,616	$11,100,901	$21,435,891

Diluted earnings per share	$0.11	$0.45	$1.67	$2.93

Average shares outstanding – Diluted	6,424,655	7,144,142	6,648,881	7,324,962

	Quarter ended December 31,		Twelve Months Ended December 31,
Truckload Operations	2016	2015	2016	2015

Total miles	58,441,578	54,717,397	237,265,724	218,418,033
Operating ratio (1)	98.15%	93.96%	94.42%	88.69%
Empty miles factor	7.44%	7.10%	6.80%	6.78%
Revenue per total mile, before fuel surcharge	$1.44	$1.44	$1.43	$1.43
Total loads	77,973	76,650	323,211	306,553
Revenue per truck per work day	$724	$669	$705	$670
Revenue per truck per week	$3,620	$3,345	$3,525	$3,350
Average company-driver trucks	1,284	1,405	1,334	1,415
Average owner operator trucks	589	470	557	414

Logistics Operations
Total revenue	$10,179,138	$10,608,963	$44,412,709	$44,161,507
Operating ratio	98.65%	98.08%	97.62%	97.68%

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1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.